Exhibit 10.1

TRANSITIONAL SERVICES AND SEPARATION AGREEMENT

This Transitional Services and Separation Agreement (“Agreement”) is made between Aerpio Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Kevin G. Peters, MD (“Executive”). The Company together with Executive shall be referred to as the “Parties”.

WHEREAS, the Parties entered into an executive employment agreement dated November 1, 2012 (the “Prior Agreement”), which was superseded by the Employment Agreement dated March 15, 2017 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement, the Company and Executive each retained the right to terminate Executive’s employment by the Company without any breach of the Employment Agreement under the circumstances set forth in Section 3 of the Employment Agreement;

WHEREAS, the Company desires to continue Executive’s at-will employment through the earlier of (i) March 31, 2021 or (ii) the last day of the MTEC trial (in either case, the “Anticipated Date of Termination”);

WHEREAS, if Executive enters into and complies with this Agreement, Executive’s employment with the Company will end pursuant to Section 3(d) of the Employment Agreement on the Anticipated Date of Termination, unless his employment ends on an earlier date consistent with the terms of this Agreement (such actual last day of employment, the “Date of Termination”), and Executive will be eligible to receive the severance pay and benefits as described in this Agreement;

WHEREAS, this Agreement is the “Separation Agreement and Release” referred to in the Employment Agreement;

WHEREAS, the Parties agree that this Agreement was enclosed with a “Notice of Termination”, and that such notice accurately reflects the Accrued Benefit as defined in the Employment Agreement and satisfies the Company’s obligations related to a Notice of Termination under Section 3(f) of the Employment Agreement; and

WHEREAS, the payments and benefits set forth in this Agreement are the exclusive payments and benefits to Executive in connection with the ending of Executive’s employment. By entering into this Agreement, Executive acknowledges and agrees that he is not entitled to any other severance pay, benefits or equity rights including without limitation pursuant to any severance plan, or program or arrangement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. Conditions. To receive the benefits set forth in this Agreement, Executive must (i) enter into and comply with this Agreement, (ii) not either (A) be terminated by the Company for Cause (as defined in the Employment Agreement), or (B) resign prior to the Anticipated Date of Termination; (iii) provide services and work cooperatively to the reasonable satisfaction of the Company’s President (“President”) during the Transition Period; and (iv) if requested by the Company, enter into a certificate provided by the Company updating the release of claims set forth in Section 9 of this Agreement (the “Certificate”) on or after the Date of Termination within the time period set forth therein (collectively, the “Conditions”).

2. Transition Period.

(a) Duties during the Transition Period. If Executive satisfies the Conditions, Executive’s at-will employment will continue, along with the compensation and benefits specified below, until the Anticipated Date of Termination. The time period between the date of this Agreement and the Date of Termination is referred to herein as the “Transition Period.” During the Transition Period, Executive will continue to work and provide services to the Company on a full-time basis, unless otherwise requested by the President. It is anticipated that Executive will continue to perform his regular duties, as well as any other duties that may be requested by the President, including relating to transitioning Executive’s work. Executive agrees to work cooperatively with the leadership team during the Transition Period.

(b) Compensation, Benefits and Vesting during the Transition Period. Provided that Executive satisfies each of the Conditions, during the Transition Period: (i) Executive will be paid his regular Base Salary (as defined in the Employment Agreement); (ii) he will remain eligible to participate in the Company’s group employee benefit plans and (iii) his outstanding equity awards will continue to vest through the Date of Termination consistent with the Equity Documents (as defined below).

(c) For the avoidance of doubt, if the Company terminates Executive’s employment for Cause or Executive resigns prior to the Anticipated Date of Termination, or if Executive fails to satisfy any of the Conditions, then his employment will end, he will cease vesting as of the Date of Termination, he shall be entitled to the Accrued Benefit (as set forth in Section 4), and he shall have no further rights to any compensation or benefits from the Company or any of its affiliates.

3. Resignation from Positions. Executive hereby resigns as of the Date of Termination as an officer of the Company as well as from any other director or officer positions he holds with any of the Company’s subsidiaries or entities affiliated with the Company. Executive agrees to execute any documentation that may be reasonably requested by the Company to effectuate such resignations.

4. Accrued Benefit. Executive acknowledges and agrees that in connection with the ending of his employment, he will be paid in full for: (i) any Base Salary (as defined in the Employment Agreement) earned through the Date of Termination, (ii) expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement), and (iii) any unused vacation that accrued through the Date of Termination. In addition, the Company shall provide Executive any vested benefits Executive may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans. For the avoidance of doubt, Executive acknowledges that he has already received his 2020 bonus and is not owed any further incentive compensation.

5. Severance Benefits. In exchange for Executive entering into and complying with this Agreement, including satisfying the Conditions, then following the Date of Termination:

(a) the Company shall pay Executive an amount equal to twelve (12) months’ Base Salary (the “Severance Amount”); and

(b) if Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to Executive a monthly cash payment for twelve (12) months or Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to Executive if Executive had remained employed by the Company; and

(c) the unvested portion of the time-based stock options and other stock-based awards held by Executive in which Executive would have vested if he had remained employed for an additional twelve (12) months following the Date of Termination (the “Acceleration Awards”) shall become vested on the Date of Termination. If Executive does not enter into this Agreement or does not satisfy the Conditions, the Acceleration Awards shall lapse and be forfeited on the Date of Termination.

The amounts payable under Section 5(a) and (b) of this Agreement shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over twelve (12) months, commencing on the first practicable payroll date after the Date of Termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

6. Change in Control. Notwithstanding the foregoing, in the event that a Change in Control (as defined in the Employment Agreement) occurs prior to the Date of Termination or within three (3) months following the Date of Termination and Executive satisfies the Conditions, (i) the Severance Amount in Section 5(a) shall equal the sum of (A) 18 months of Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher) plus (B) 1.5 times Executive’s Target Annual Incentive Compensation (as defined in the Employment Agreement) and shall be paid out in a lump sum within 60 days after the Date of Termination; (ii) the COBRA health continuation payments by the Company in Section 5(b) shall continue for eighteen (18) months or Executive’s COBRA health continuation period, whichever ends earlier, and (iii) in lieu of the partial accelerated vesting described in Section 5(c), and except as otherwise expressly provided in any applicable option agreement or other stock-based award agreement, all stock options and other stock-based awards held by Executive subject to time-based vesting (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the Date of Termination. For the avoidance of doubt, (i) in no event will Executive be entitled to severance benefits under both Section 5 and Section 6 of this Agreement, and (ii) if the Company has commenced providing severance pay and benefits to Executive under Section 5 prior to the date that Executive becomes eligible to receive severance pay and benefits under this Section 6, the severance pay and benefits previously provided to Executive under Section 5 shall reduce the severance pay and benefits to be provided under this Section 6.

7. Potential Post-Employment Consulting. The Company presently anticipates offering Executive the opportunity to be engaged by the Company for a limited period of time as an hourly consultant following the Date of Termination. Details of any post-employment consulting will be provided to Executive prior to the Date of Termination, and Executive’s engagement as a consultant would be subject to Executive entering into a consulting services agreement (“Consulting Services Agreement”) with the Company. Any consulting services would be limited to no more than 20% of Executive’s average level of services performed in the thirty-six (36) months prior to the Date of Termination.

8. Equity. Subject to Section 6 and the terms of any Consulting Services Agreement (if applicable), and except for the Acceleration Awards, which are subject to vesting under Section 5(c) of this Agreement, the stock options and other stock-based awards granted to Executive under the Company’s stock option and incentive plan(s) and the applicable equity award agreements between the Company and Executive (collectively, the “Equity Documents”) that are unvested as of the Date of Termination will cease vesting and terminate on the Date of Termination and be of no further force or effect; provided, however, and notwithstanding the foregoing, the termination of the Time-Based Equity Awards shall be delayed until the earlier of (i) a Change in Control, at which time the Time-Based Equity Awards shall immediately accelerate and become fully vested and exercisable or nonforfeitable pursuant to Section 6 or (ii) the date immediately following the three (3) month anniversary of the Date of Termination, at which time the unvested portion of the Time-Based Equity Awards will terminate and be of no further force or effect. For the avoidance of doubt, no additional time-based vesting will occur after the Date of Termination. Executive may exercise his vested stock options in accordance with the Equity Documents. For the avoidance of any doubt, the portion of the stock options granted on May 14, 2019 (the “May 2019 Grant”) that are vested as of the Date of Termination and/or that accelerate pursuant to this Agreement may be exercised until the two-year anniversary of the Date of Termination for so long as such stock options remain outstanding. The portion of the Acceleration Awards that are not part of the May 2019 Grant and all other vested options may be exercised during the three (3) months immediately following the Date of Termination. Notwithstanding the foregoing, if Executive enters into a Consulting Services Agreement and performs post-employment consulting services for the Company, Executive will continue to have a “service relationship” with the Company following the Date of Termination and will continue to vest in his outstanding stock options until the date of termination of the Consulting Services Agreement, and the two-year exercise period for the May 2019 Grant will commence as of such date.

9. General Release. Executive irrevocably and unconditionally releases and forever discharges the Company, all of its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and the fiduciaries of such plans, and the current and former officers, directors, stockholders, employees, attorneys, accountants, and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Executive signs this Agreement, he has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, the complete waiver and release of all Claims: relating to Executive’s employment by and termination of employment with the Company; arising out of or relating to the Employment

Agreement or any other agreement between Executive and any of the Releasees; of breach of express or implied contract; of wrongful termination of employment whether in contract or tort; of violation of public policy; of intentional, reckless, or negligent infliction of emotional distress; of breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; of interference with contractual or advantageous relations, whether prospective or existing; of deceit or misrepresentation; of discrimination or retaliation under state, federal, or municipal law, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., as amended, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., and the Ohio Civil Rights Act; of whistleblower retaliation; of fraud; under any other federal, state or local statute, rule, ordinance, or regulation; of promissory estoppel or detrimental reliance; for wages, bonuses, incentive compensation, stock, stock options, vacation pay, severance allowances or entitlements, and any other compensation or benefits, either under Ohio wage law, or otherwise; of slander, libel, defamation, disparagement, intentional infliction of emotional distress, personal injury, negligence, or other torts; for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief, attorneys’ fees, experts’ fees, medical fees or expenses, costs, and disbursements. Executive understands that this general release of Claims includes, without limitation, any and all Claims related to Executive’s employment by the Company (including without limitation, any Claims against the Company in respect of any stock-based awards of any kind) and the termination of his employment, and all Claims in his capacity as a Company stockholder arising up to and through the date that Executive enters into this Agreement. Executive understands that this general release does not extend to any rights or Claims that may arise out of acts or events that occur after the date on which Executive signs this Agreement or to Claims that cannot be released as a matter of law. This release does not affect Executive’s rights or obligations under this Agreement, nor shall it affect Executive’s rights, if any, to unemployment compensation benefits or to workers’ compensation. Executive agrees not to accept damages of any nature, other equitable or legal remedies for Executive’s own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. Executive represents that he has not assigned to any third party and has not filed with any agency or court any Claim released by this Agreement. Further, this release does not affect Executive’s rights to any indemnification and defense he has with the Company.

10. Return of Property. Executive agrees to return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships. After returning all Company property, Executive agrees to delete and finally purge any duplicates of files or documents that may contain Company or customer information from any non-Company computer or other device that remains Executive’s property after the Date of Termination.

Notwithstanding the foregoing, if this Agreement becomes effective and Executive satisfies the Conditions, then the Company will permit him to keep his Company laptop following the Date of Termination, provided that all Company information is removed from the laptop and Executive works cooperatively with the Company’s IT group to ensure such removal. In addition, if this Agreement becomes effective and Executive satisfies the Conditions, the Company will permit Executive to keep his Company cell phone and phone number and buy out or transfer the remaining cost of the phone to your personal account following the Date of Termination.

11. Non-Disparagement. Subject to Section 14, Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of the Releasees. Executive further agrees not to take any actions or conduct himself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of the Releasees.

12. Continuing Obligations; Termination of Payments; Injunctive Relief. Executive acknowledges that his right to the payments and benefits set forth in this Agreement are conditioned on his full compliance with the provisions in Section 7 of the Employment Agreement (“Section 7 of the Employment Agreement”), including without limitation the obligation to provide post-employment litigation and regulatory cooperation and the obligations under Section 6 of the Prior Agreement (the “Restrictive Covenants”), which was incorporated by reference into the Employment Agreement. Section 7 of the Employment Agreement and the Restrictive Covenants are incorporated by reference as material terms of this Agreement, and, together with Sections 10 and 11 of this Agreement shall be referred to as the “Continuing Obligations”, provided, however, that the Company hereby waives the post-employment non-competition obligation set forth in the Restrictive Covenants, and such provision is not included in the definition of Continuing Obligations set forth above. In the event that Executive fails to comply with any of the Continuing Obligations, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to end Executive’s employment if he remains employed at such time and/or to terminate payments provided under this Agreement other than the Accrued Benefit. Such termination in the event of a breach by Executive of the Continuing Obligations shall not affect the general release in Section 9 or Executive’s obligation to comply with the Continuing Obligations and shall be in addition to, and not in lieu of, the Company’s rights to other legal and equitable remedies that the Company may have. Further, Executive agrees that it would be difficult to measure any harm caused to the Company that might result from any breach by Executive of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Executive agrees that if he breaches, or proposes to breach, any portion of the Continuing Obligations the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond and to recover the Company’s attorneys’ fees and costs associated with any such breach by Executive.

13. Absence of Reliance. This Agreement is a legally binding document and Executive’s signature will commit Executive to its terms. In signing this Agreement, Executive agrees that he is not relying upon any promise or representations made by anyone at or on behalf of the Company. Executive further agrees that he has carefully read and fully understands all of the provisions of this Agreement and that Executive is voluntarily and knowingly entering into this Agreement.

14. Protected Disclosures; Defend Trade Secrets Act. Nothing in this Agreement or otherwise limits Executive’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge, claim or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”), provided that Executive waives any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided further that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission; or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

15. Effective Date. To accept this Agreement, Executive must return a signed, unmodified original or PDF copy of this Agreement so that it is received by Gina Marek, Vice President of Finance (gmarek@aerpio.com) on or before 5:00pm EST on February 9, 2021. This Agreement shall become effective upon execution by both Parties (the “Effective Date”).

16. Enforceability. Executive acknowledges that, if any portion or provision of this Agreement or the Continuing Obligations shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision shall be valid and enforceable to the fullest extent permitted by law.

17. Entire Agreement. This Agreement along with the Continuing Obligations (including, for the avoidance of doubt, the Restrictive Covenants) constitute the entire agreement between Executive and the Company concerning Employee’s relationship with the Company, and supersedes and replaces any and all prior agreements and understandings between the Parties concerning the Employee’s relationship with the Company including, without limitation, the Employment Agreement, provided that the Equity Documents, subject to the terms of this Agreement, Section 8 of the Employment Agreement (Arbitration of Disputes) and any and all formal written indemnification agreements shall continue to be in full force and effect.

18. Waiver; Amendment. No waiver of any provision of this Agreement, including the Continuing Obligations, shall be effective unless made in writing and signed by the waiving party. The failure of either Party to require the performance of any term or obligation of this Agreement or the Continuing Obligations, or the waiver by either Party of any breach of this Agreement or the Continuing Obligations shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both Executive and a duly authorized officer of the Company.

19. Taxes. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement and in connection with other compensation matters to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Executive for any adverse tax effect associated with any payments or benefits made to Executive in connection with Executive’s employment with the Company.

20. Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Executive becomes entitled to under this Agreement on account of Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Executive’s separation from service, or (B) Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule. To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Executive’s termination of employment, then such payments or benefits shall be payable only upon Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h). The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

21. Acknowledgment of Wage and Other Payments. Executive acknowledges and represents that, except as expressly provided in this Agreement, Executive has been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to Executive. Executive is not entitled to any bonus, incentive compensation or other compensation except as specifically set forth in this Agreement.

22. Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the State of Ohio without regard to conflict of law principles. In the event of any dispute, this Agreement is intended by the Parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either Party or the “drafter” of all or any portion of this Agreement. This Agreement will be binding on the Company’s successors and assigns. Further, if Executive dies before receiving his entire severance payments, the remaining payments will be paid to his estate.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall be deemed to be of equal force and effect as originals.

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IN WITNESS WHEREOF, the Parties, intending to be legally bound, have executed this Agreement on the date(s) indicated below.

COMPANY:

AERPIO PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Joseph Gardner
Name:	Joseph Gardner
Title:	President

Date:	February 9, 2021

EXECUTIVE:

By:	/s/ Kevin G. Peters
Name:	Kevin G. Peters, MD

Date:	February 9, 2021

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